EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT	JURISDICTION OF INCORPORATION
Nuance Communications International, Inc.	Delaware
Nuance Communications Limited	United Kingdom
Nuance SARL	France
Nuance Communications Montreal Limited	Canada
Nuance Communications Ottawa Limited	Canada
1448451 Ontario Inc.	Canada

Nuance Communications Hong Kong Limited	Hong Kong
Nuance Communications Singapore Pte. Limited	Singapore
Nuance Communications Ltda	Brazil
Nuance Communications Spain S.L.	Spain
Nuance Communications Gmbh	Germany
Nuance Communications KK	Japan
Nuance Communications Korea Inc.	Korea
Nuance Communications Italy SRL	Italy